Exhibit 12.1

Regency Centers Corporation

Ratio of Earnings to Fixed Charges

(amounts in thousands)

	Six months ended		Year Ended
	6/30/2010	6/30/2009	2009	2008	2007	2006	2005

Fixed Coverage Ratio:
Continuing operations (before equity in income (loss) of investments in real estate partnerships and noncontrolling interests)	$26,667	32,039	(12,266)	114,278	157,920	158,744	91,347
Add (subtract): Tax (benefit) expense	81	(190)	1,869	(1,600)	4,197	11,772	(536)
Less: Non controlling interests (without own fixed charges)	(34)	(44)	(59)	(41)	(869)	(4,752)	(83)
Add: Distributions from operations JV’s	21,694	17,790	31,252	30,730	30,547	28,788	28,661
Add: Distributions from investment JV’s	79,600	2,986	23,548	28,923	41,372	13,452	30,918
Add: Fixed charge	79,425	89,423	174,530	193,901	179,716	154,884	137,865
Subtract: Preferred stock dividend	(9,838)	(9,838)	(19,675)	(19,675)	(19,675)	(19,675)	(16,744)
Subtract: Preferred unit distribution	(1,862)	(1,862)	(3,725)	(3,725)	(3,725)	(3,725)	(8,105)
Subtract: Capitalized interest	(3,323)	(11,918)	(19,062)	(36,511)	(35,424)	(23,952)	(12,400)

Earnings	$192,410	118,386	176,412	306,280	354,059	315,536	250,923

Fixed Charge Data:
Preferred stock dividend	$9,838	9,838	19,675	19,675	19,675	19,675	16,744
Preferred unit distribution	1,862	1,862	3,725	3,725	3,725	3,725	8,105
Interest expense	64,402	65,805	132,068	133,990	120,892	107,532	100,616
Capitalized interest	3,323	11,918	19,062	36,511	35,424	23,952	12,400

Total fixed charge	$79,425	89,423	174,530	193,901	179,716	154,884	137,865

Ratio of earnings to fixed charges	2.4	1.3	1.0	1.6	2.0	2.0	1.8

Regency Centers, L.P.

Ratio of Earnings to Fixed Charges

(amounts in thousands)

	Six months ended		Year Ended
	6/30/2010	6/30/2009	2009	2008	2007	2006	2005

Fixed Coverage Ratio:
Continuing operations (before equity in income (loss) of investments in real estate partnerships and noncontrolling interests)	$26,667	32,039	(12,266)	114,278	157,920	158,744	91,347
Add (subtract): Tax (benefit) expense	81	(190)	1,869	(1,600)	4,197	11,772	(536)
Less: Non controlling interests (without own fixed charges)	(34)	(44)	(59)	(41)	(869)	(4,752)	(83)
Add: Distributions from operations JV’s	21,694	17,790	31,252	30,730	30,547	28,788	28,661
Add: Distributions from investment JV’s	79,600	2,986	23,548	28,923	41,372	13,452	30,918
Add: Fixed charge	79,425	89,423	174,530	193,901	179,716	154,884	137,865
Subtract: Preferred unit distribution	(11,700)	(11,700)	(23,400)	(23,400)	(23,400)	(23,400)	(24,849)
Subtract: Capitalized interest	(3,323)	(11,918)	(19,062)	(36,511)	(35,424)	(23,952)	(12,400)

Earnings	$192,410	118,386	176,412	306,280	354,059	315,536	250,923

Fixed Charge Data:
Preferred unit distribution	$11,700	11,700	23,400	23,400	23,400	23,400	24,849
Interest expense	64,402	65,805	132,068	133,990	120,892	107,532	100,616
Capitalized interest	3,323	11,918	19,062	36,511	35,424	23,952	12,400

Total fixed charge	$79,425	89,423	174,530	193,901	179,716	154,884	137,865

Ratio of earnings to fixed charges	2.4	1.3	1.0	1.6	2.0	2.0	1.8